Exhibit (a)(1)(D)

Subject Line for email: TSRUs & PSAs US & OUS

Please Read: Information Regarding the Offer to Modify Your Total Shareholder Return Units (TSRUs) and/or Performance Share Awards (PSAs)

Message:

Important Information, Please Read message and attachment in its Entirety

Dear Participant,

As previously communicated to you by Albert Bourla, on July 26, 2024, the Compensation Committee of Pfizer’s Board of Directors approved the “Offer To Modify Eligible Total Shareholder Return Units (TSRUs) and Eligible Performance Share Awards (PSAs)” (the Offer).

The Offer provides eligible participants the opportunity to elect to modify their Eligible 2022 and 2023 5-Year Total Shareholder Return Units and Eligible 2022 and 2023 Performance Share Awards.

Modified Total Shareholder Return Units will reflect the following modifications:

•	The applicable vesting and settlement periods will each be extended by two years, such that the Modified TSRUs will vest on the fifth anniversary of the original grant date rather than the third anniversary, and the settlement period will end in 2029 rather than in 2027 for 2022 Modified TSRUs and in 2030 rather than in 2028 for 2023 Modified TSRUs
•	The treatment of Modified TSRUs upon death will be updated to provide for settlement based on the greater of binomial value or intrinsic value, consistent with the treatment of 2024 TSRU awards.
•	All other terms of the 2022 and 2023 Modified TSRUs will remain unchanged from the Original Awards.

Modified Performance Share Awards will reflect the following modifications:

•	The applicable performance period will be extended two years and the applicable performance period will be measured over the final three years of the extended term, such that the new performance periods will be 2024-2026 for the 2022 Modified PSA grant, and 2025-2027 for the 2023 Modified PSA grant.
•	The vesting and settlement dates will be the fifth anniversary of the original grant dates (i.e., vesting and settling in 2027 rather than 2025 for 2022 Modified PSAs, and in 2028 rather than 2026 for 2023 Modified PSAs).
•	The new payout ranges will be 0-200% on the operating performance metrics;
•	The relative total shareholder return modifier will be capped at 25 percentage points (positive or negative), which will be applied after the operating performance metric is calculated, subject to the overall 200% maximum payout;

•	The treatment of PSAs upon death will be updated to provide for payouts based on a combination of actual performance and target performance, consistent with the treatment of 2024 PSA awards; and
•	Retirement treatment for the 2022 Modified PSAs will change, due to tax law requirements, resulting in potentially less favorable treatment:
ο	2022 PSAs will be ineligible for retirement treatment until the 1-year anniversary of the Expiration Time (~September 2025).
ο	no Eligible Participant with a 2022 Modified PSA will achieve retirement treatment with respect to the 2022 Modified PSA until the 1-year anniversary of the Expiration Time (~September 2025).
ο	the payment date for the 2022 Modified PSAs will be the 3-year anniversary of the Expiration Time (~September 2027) instead of the standard February/March of 2027 for all other Eligible Participants holding such 2022 Modified PSAs.
•	All other terms of the 2022 and 2023 Modified PSAs will remain unchanged from the Original Awards.

Please carefully review the Offer materials for the full terms and conditions before deciding whether to participate in the Offer.

If you choose to participate in the Offer, you must take action by using the Fidelity annual Long-Term Incentive (LTI) online grant acceptance (OGA) process on Fidelity NetBenefits. To accept the Offer, you will need to make a separate acceptance election for each grant that you wish to modify.

The Offer is voluntary. If you choose to participate, you will need to take action via Fidelity NetBenefits to accept the Offer. If you decline the Offer or do not make an election during the open window period from August 12, 2024 to September 12, 2024 (11:59 PM US Eastern time), unless otherwise extended, the terms of your Original Awards will continue.

Please carefully review the “Offer to Modify Eligible Total Shareholder Return Units (TSRUs) and Performance Share Awards (PSAs) Instructions” and related materials for full details of what to expect during the election window on Fidelity NetBenefits and the actions required by you to accept or decline the Offer.

Questions

If you have any questions, please contact Fidelity:

•	In the US and Puerto Rico, please call 1-866-476-8723.
•	For all other locations, click here for dialing instructions. You will need your Fidelity Participant 9-digit identification number and PIN or password when you make the call.

The Offer, and other related materials, are available to all eligible holders of the 2022 and 2023 5-year TSRUs and/or 2022 and 2023 PSAs, at no expense to such holders. You should read those materials and the documents referenced therein carefully because they will contain important information, including the various terms and conditions of the Offer. Pfizer has filed a Tender Offer Statement on Schedule TO (Tender Offer Statement) with the U.S. Securities and Exchange Commission (SEC). The Tender Offer Statement, including the Offer and other related materials, including the FAQs, are available, at no charge, via the Fidelity NetBenefits online portal, at our website https://pfizer.com/financial-information/sec-filings, and on the SEC’s website at www.sec.gov. Pfizer urges you to read those materials carefully prior to making any decisions with respect to the Offer and recommends that you consult your tax and financial advisors to address questions regarding your decision.

PFIZER DOES NOT MAKE ANY RECOMMENDATION AND HAS NOT AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION ON ITS BEHALF, AS TO WHETHER OR NOT YOU SHOULD PARTICIPATE IN THE OFFER.

PFIZER INC.

OFFER TO MODIFY ELIGIBLE TOTAL SHAREHOLDER RETURN UNITS (TSRUs) AND
PERFORMANCE SHARE AWARDS (PSAs) (OFFER)

PARTICIPATION INSTRUCTIONS

If you choose to participate in the Offer, you must make your election to accept the Offer on Fidelity NetBenefits separately for each grant you are eligible to modify. By accepting the Offer, your Eligible (Original) Award will become a Modified Award.

The Offer is voluntary. If you choose to participate, you will need to take action via Fidelity NetBenefits to accept the Offer. If you decline the Offer or do not make an election during the open window period from August 12, 2024 to September 12, 2024 (11:59 PM US Eastern Time), unless otherwise extended, the terms of your Original Awards will continue.

ACTIONS REQUIRED AND WHAT TO EXPECT DURING THE ELECTION PROCESS:

•	Access Fidelity: Log into Fidelity NetBenefits.
ο	You will need your Username/participant number and password.

•	Review:
ο	Follow the instructions in Accepting Your Award User Guide* to access your stock plan account and steps to accept the Offer terms and disclaimers.

*To view the guide in other languages, click the “Languages” link at the top left corner to view a list of available translations.

ο	Carefully review the “Offer to Modify Your Total Shareholder Return Units (TSRUs) and Performance Share Awards (PSAs)” attached to your eligible awards and other related materials, which are available on Fidelity NetBenefits and at sec.gov. See “Additional Information” below for additional information/documents for your review.

•	Take Action. After you have carefully reviewed the Offer and related materials, if you wish to accept the Offer, you must make a separate acceptance election on Fidelity NetBenefits for each grant that you wish to modify.

•	Confirmation. After submitting your election(s), you will receive a confirmation email from Fidelity Stock Plan Services (Fidelity) for each grant for which you have submitted an election.

•	Additional Information: The Tender Offer Statement on Schedule TO, Offer, FAQs, Points of Interest (POI) Addendum and Notice of Election Change Form (if needed) and other related documents are available as part of the acceptance process and under Plan & Grant Documents on Fidelity NetBenefits and also on sec.gov.

•	Important Reminder. Although we are using the Online Grant Acceptance to collect elections for this Offer, it is the Offer you are accepting. We urge you to carefully review the Offer to Modify Eligible Performance Share Awards and/or Eligible Total Shareholder Return Units and the related materials before you make your election.

PLEASE NOTE: During the election period, when you review your TSRUs in your Fidelity account you will continue to see your Eligible (original) grant and you will see a modified grant with an “M” added to the grant name and date.  For example (as applicable):

	Grant Name	Grant Date
Original Grant	PSA22	2/24/2022
Modified Grant	PSA22M	2/24/2022

Original Grant	TSRU522	2/24/2022
Modified Grant	TSRU522M	2/24/2022

Your actual grant name may not match these exactly but will be similar to these examples with some variation, however the Original and Modified grant will have the grant year (22 or 23) and “M” for Modified grant in the grant name.

WHAT TO EXPECT AT THE END OF THE ELECTION PROCESS ON SEPTEMBER 12, 2024 (11:59 PM US EASTERN TIME), UNLESS OTHERWISE EXTENDED, (EXPIRATION TIME):

•	If you accept the Offer, your (Eligible) Original grant will be removed from your Fidelity account and will no longer be visible to you. Your modified grant will remain. We recommend while you are taking action on your Offer, you download a copy of your Grant Agreement attached to your Original grant and retain it for your records, if you haven’t already done so. You can access the Grant Agreement by accessing your account at Fidelity NetBenefits. Under your Stock Plans choose Plan & Grant Documents then under the “Choose a Plan to see awards” dropdown select the “Award Type” and the “Grant Year” to download your signed accepted Grant Agreement.
•	If you decline the Offer or do not make an election, your Original Award will remain, and the modified grant will be removed from your Fidelity account.

IF YOU WANT TO WITHDRAW OR CHANGE YOUR ELECTION PRIOR TO END OF THE ELECTION PROCESS:

You can withdraw or change your previously submitted election at any time during the open window period but no later than 11:59 PM U.S. Eastern Time on September 12, 2024, unless otherwise extended, (provided, however, that if we have not accepted your tendered Eligible (Original) Awards within forty business days of the commencement of the Offer, you may withdraw your tendered Original Awards, which will retain their exiting terms and conditions).

To withdraw your previously submitted election, you must send a completed Notice of Election Change Form via email to LTIModification@Pfizer.com. A copy of the Notice of Change Election Form is available on Fidelity NetBenefits under Plan & Grant Documents. You may also obtain a copy of this form by emailing LTIModification@Pfizer.com and requesting a copy, in which case a copy will be emailed to you. This Notice of Election Change Form must be received before the Expiration Time. It is your responsibility to confirm that we have received your correct election before the Expiration Time.

Questions

If you have any questions, please contact Fidelity:

•	In the US and Puerto Rico, please call 1-866-476-8723.
•	For all other locations, click here for dialing instructions. You will need your Fidelity Participant 9-digit identification number and PIN or password when you make the call.